                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. )*

                          Immtech International, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                    Common Stock, $0.01 Par Value Per Share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  452519 10 1
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 April 20, 2001
                                ----------------
             (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [   ]    Rule 13d-1(b)
         [ X ]    Rule 13d-1(c)
         [   ]    Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 452519 10 1                                              Page 2 of 21


1.       NAME OF REPORTING PERSON.
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)
                  Johnson Matthey Public Limited Company

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
         (a)      [  ]
         (b)      [  ]

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION
                  United Kingdom

     Number of Shares Beneficially        5.     Sole Voting Power
     Owned By Each Reporting Person With               0
                                          6.     Shared Voting Power
                                                       423,750
                                          7.     Sole Dispositive Power
                                                       0
                                          8.     Shared Dispositive Power
                                                       423,750

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  423,750

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                  7.1%

12.      TYPE OF REPORTING PERSON  (See Instructions)
                  CO

CUSIP No. 452519 10 1                                              Page 3 of 21


1.       NAME OF REPORTING PERSON.
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

                  Matthey Holdings Limited

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
         (a)      [  ]
         (b)      [  ]

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION
                  United Kingdom

     Number of Shares Beneficially        5.     Sole Voting Power
     Owned By Each Reporting Person With               0
                                          6.     Shared Voting Power
                                                       423,750
                                          7.     Sole Dispositive Power
                                                       0
                                          8.     Shared Dispositive Power
                                                       423,750

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  423,750

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                  7.1%

12.      TYPE OF REPORTING PERSON  (See Instructions)
                  CO

CUSIP No. 452519 10 1                                              Page 4 of 21


1.       NAME OF REPORTING PERSON.
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)
                  Matthey Finance Ltd.

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
         (a)      [  ]
         (b)      [  ]

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION
                  United Kingdom

     Number of Shares Beneficially        5.     Sole Voting Power
     Owned By Each Reporting Person With               0
                                          6.     Shared Voting Power
                                                       423,750
                                          7.     Sole Dispositive Power
                                                       0
                                          8.     Shared Dispositive Power
                                                       423,750

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  423,750

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                  7.1%

12.      TYPE OF REPORTING PERSON  (See Instructions)
                  CO

CUSIP No. 452519 10 1                                              Page 5 of 21


1.       NAME OF REPORTING PERSON.
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)
                  Johnson Matthey Investments, Ltd.

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
         (a)      [  ]
         (b)      [  ]

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION
                  United Kingdom

     Number of Shares Beneficially        5.     Sole Voting Power
     Owned By Each Reporting Person With               0
                                          6.     Shared Voting Power
                                                       423,750
                                          7.     Sole Dispositive Power
                                                       0
                                          8.     Shared Dispositive Power
                                                       423,750

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  423,750

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                  7.1%

12.      TYPE OF REPORTING PERSON  (See Instructions)
                  CO

CUSIP No. 452519 10 1                                              Page 6 of 21


1.       NAME OF REPORTING PERSON.
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)
                  Johnson Matthey America Holdings Limited

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
         (a)      [  ]
         (b)      [  ]

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION
                  United Kingdom

     Number of Shares Beneficially        5.     Sole Voting Power
     Owned By Each Reporting Person With               0
                                          6.     Shared Voting Power
                                                       423,750
                                          7.     Sole Dispositive Power
                                                       0
                                          8.     Shared Dispositive Power
                                                       423,750

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  423,750

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                  7.1%

12.      TYPE OF REPORTING PERSON  (See Instructions)
                  CO

CUSIP No. 452519 10 1                                              Page 7 of 21


1.       NAME OF REPORTING PERSON.
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)
                  Johnson Matthey Holdings, Inc.

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
         (a)      [  ]
         (b)      [  ]

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware

     Number of Shares Beneficially        5.     Sole Voting Power
     Owned By Each Reporting Person With               0
                                          6.     Shared Voting Power
                                                       423,750
                                          7.     Sole Dispositive Power
                                                       0
                                          8.     Shared Dispositive Power
                                                       423,750

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  423,750

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                  7.1%

12.      TYPE OF REPORTING PERSON  (See Instructions)
                  CO

CUSIP No. 452519 10 1                                              Page 8 of 21


1.       NAME OF REPORTING PERSON.
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)
                  Johnson Matthey Investments, Inc.

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
         (a)      [  ]
         (b)      [  ]

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware

     Number of Shares Beneficially        5.     Sole Voting Power
     Owned By Each Reporting Person With               0
                                          6.     Shared Voting Power
                                                       423,750
                                          7.     Sole Dispositive Power
                                                       0
                                          8.     Shared Dispositive Power
                                                       423,750

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  423,750

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                  7.1%

12.      TYPE OF REPORTING PERSON  (See Instructions)
                  CO

CUSIP No. 452519 10 1                                              Page 9 of 21


1.       NAME OF REPORTING PERSON.
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)
                  Johnson Matthey Pharmaceutical Materials, Inc.

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
         (a)      [  ]
         (b)      [  ]

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware

     Number of Shares Beneficially        5.     Sole Voting Power
     Owned By Each Reporting Person With               0
                                          6.     Shared Voting Power
                                                       423,750
                                          7.     Sole Dispositive Power
                                                       0
                                          8.     Shared Dispositive Power
                                                       423,750

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  423,750

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                  7.1%

12.      TYPE OF REPORTING PERSON  (See Instructions)
                  CO

CUSIP No. 452519 10 1                                              Page 10 of 21


1.       NAME OF REPORTING PERSON.
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)
                  Pharm-Eco Laboratories, Inc.

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
         (a)      [  ]
         (b)      [  ]

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION
                  California

     Number of Shares Beneficially        5.     Sole Voting Power
     Owned By Each Reporting Person With               0
                                          6.     Shared Voting Power
                                                       423,750
                                          7.     Sole Dispositive Power
                                                       0
                                          8.     Shared Dispositive Power
                                                       423,750

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  423,750

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                  7.1%

12.      TYPE OF REPORTING PERSON  (See Instructions)
                  CO

CUSIP No. 452519 10 1                                              Page 11 of 21


PRELIMINARY NOTE: This Statement on Schedule 13G is being filed on behalf of:
(i) Johnson Matthey Public Limited Company, a United Kingdom corporation; (ii) Matthey Holdings Limited, a United Kingdom corporation; (iii) Matthey Finance Ltd., a United Kingdom corporation; (iv) Johnson Matthey Investments, Ltd., a United Kingdom corporation; (v) Johnson Matthey America Holdings Limited, a United Kingdom corporation; (vi) Johnson Matthey Holdings, Inc., a Delaware corporation; (vii) Johnson Matthey Investments, Inc., a Delaware corporation;
(viii) Johnson Matthey Pharmaceutical Materials, Inc., a Delaware corporation; and (ix) Pharm-Eco Laboratories, Inc., a California corporation.

Item 1.           Issuer Information

         (a)      Name of Issuer:

                           Immtech International, Inc.

         (b)      Address of Issuer's Principal Executive Offices:

                           Immtech International, Inc.
                           150 Fairway Drive, Suite 150
                           Vernon Hills, Illinois 60061

Item 2.           Reporting Persons Information

                      Item 2(a)                                   Item 2(b)                        Item 2(c)
                      ---------                                   ---------                        ---------
                  Name of Persons Filing                           Address                        Citizenship

    Johnson Matthey Public Limited Company          2-4 Cockspur Street                          United Kingdom
                                                    Trafalgar Square, London
                                                    SW1Y 5BQ

    Matthey Holdings Limited                        2-4 Cockspur Street                          United Kingdom
                                                    Trafalgar Square, London
                                                    SW1Y 5BQ

    Matthey Finance Ltd.                            2-4 Cockspur Street                          United Kingdom
                                                    Trafalgar Square, London
                                                    SW1Y 5BQ

    Johnson Matthey Investments, Ltd.               2-4 Cockspur Street                          United Kingdom
                                                    Trafalgar Square, London
                                                    SW1Y 5BQ

    Johnson Matthey America Holdings Limited        2-4 Cockspur Street                          United Kingdom
                                                    Trafalgar Square, London
                                                    SW1Y 5BQ

CUSIP No. 452519 10 1                                              Page 12 of 21



    Johnson Matthey Holdings, Inc.                  c/o Organization Service Inc.                   Delaware
                                                    103 Springer Building
                                                    3411 Silverside Road
                                                    Wilmington, Delaware 19810

    Johnson Matthey Investments, Inc.               c/o Organization Service Inc.                   Delaware
                                                    103 Springer Building
                                                    3411 Silverside Road
                                                    Wilmington, Delaware 19810

    Johnson Matthey Pharmaceutical                  c/o Organization Service Inc.                   Delaware
    Materials, Inc.                                 103 Springer Building
                                                    3411 Silverside Road
                                                    Wilmington, Delaware 19810

    Pharm-Eco Laboratories, Inc.                    460 East Swedesford Road                       California
                                                    Suite 2000
                                                    Wayne, PA  19087

         Item 2(d)         Title of Class of Securities:
         ---------

                           Common Stock, par value $0.01

         Item 2(e)         CUSIP Number:
         ---------

                           452519 10 1

CUSIP No. 452519 10 1                                              Page 13 of 21


Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

    [  ] Broker or Dealer registered under Section 15 of the Act.

    [  ] Bank as defined in Section 3(a)(6) of the Act.

    [  ] Insurance Company as defined in Section 3(a)(19) of the Act.

    [  ] Investment company registered under Section 8 of the Investment
         Company Act of 1940. [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

    [  ] An employee benefit plan or endowment fund in accordance with Rule
         13d-1(b)(1)(ii)(F);

    [  ] A parent holding company or control person in accordance with Rule
         13d-1(b)(1)(ii)(G);

    [  ] A savings associations as defined in Section 3(b) of the Federal
         Deposit Insurance Act (12 U.S.C. 1813);

    [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940;

    [  ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

         None of the above.

Item 4. Ownership

         (a)      Amount Beneficially Owned:        As of April 20,  2001,  Pharm-Eco  Laboratories,  Inc.  owns of  record  423,750 shares of Common Stock of Immtech  International,  Inc.  Johnson  Matthey Public
                                                    Limited  Company  is the  ultimate  parent  entity  of each of the  corporations listed below.  By virtue of their  relationship  as affiliated  companies,  each of these  entities  may be deemed to share  voting power and the power to direct the  disposition  of the shares of Common  Stock which  Pharm-Eco  Laboratories,
                                                    Inc. owns of record.

                  Johnson Matthey Public Limited Company                                423,750 shares
                  Matthey Holdings Limited                                              423,750 shares
                  Matthey Finance Ltd.                                                  423,750 shares
                  Johnson Matthey Investments, Ltd.                                     423,750 shares
                  Johnson Matthey America Holdings Limited                              423,750 shares
                  Johnson Matthey Holdings, Inc.                                        423,750 shares
                  Johnson Matthey Investments, Inc.                                     423,750 shares
                  Johnson Matthey Pharmaceutical Materials, Inc.                        423,750 shares
                  Pharm-Eco Laboratories, Inc.                                          423,750 shares

CUSIP No. 452519 10 1                                              Page 14 of 21



         (b)      Percent of Class:

                  Johnson Matthey Public Limited Company                                     7.1 %
                  Matthey Holdings Limited                                                   7.1 %
                  Matthey Finance Ltd.                                                       7.1 %
                  Johnson Matthey Investments, Ltd.                                          7.1 %
                  Johnson Matthey America Holdings Limited                                   7.1 %
                  Johnson Matthey Holdings, Inc.                                             7.1 %
                  Johnson Matthey Investments, Inc.                                          7.1 %
                  Johnson Matthey Pharmaceutical Materials, Inc.                             7.1 %
                  Pharm-Eco Laboratories, Inc.                                               7.1 %

                  The foregoing percentages are calculated based on the 5,955,245 shares of Common Stock reported to be outstanding as of January 31, 2001 in the Quarterly Report on Form 10-QSB of Immtech International, Inc. for the quarter ended December 31, 2000


         (c)      Number of shares as to which such person has:

                  (i)      sole power to vote or to direct the vote:

                  Johnson Matthey Public Limited Company                                   0 shares
                  Matthey Holdings Limited                                                 0 shares
                  Matthey Finance Ltd.                                                     0 shares
                  Johnson Matthey Investments, Ltd.                                        0 shares
                  Johnson Matthey America Holdings Limited                                 0 shares
                  Johnson Matthey Holdings, Inc.                                           0 shares
                  Johnson Matthey Investments, Inc.                                        0 shares
                  Johnson Matthey Pharmaceutical Materials, Inc.                           0 shares
                  Pharm-Eco Laboratories, Inc.                                             0 shares

                  (ii)     shared power to vote or to direct the vote:

                  Johnson Matthey Public Limited Company                                423,750 shares
                  Matthey Holdings Limited                                              423,750 shares
                  Matthey Finance Ltd.                                                  423,750 shares
                  Johnson Matthey Investments, Ltd.                                     423,750 shares
                  Johnson Matthey America Holdings Limited                              423,750 shares
                  Johnson Matthey Holdings, Inc.                                        423,750 shares
                  Johnson Matthey Investments, Inc.                                     423,750 shares
                  Johnson Matthey Pharmaceutical Materials, Inc.                        423,750 shares
                  Pharm-Eco Laboratories, Inc.                                          423,750 shares


CUSIP No. 452519 10 1                                              Page 15 of 21



                  (iii)    sole power to dispose or to direct the disposition of:

                  Johnson Matthey Public Limited Company                                   0 shares
                  Matthey Holdings Limited                                                 0 shares
                  Matthey Finance Ltd.                                                     0 shares
                  Johnson Matthey Investments, Ltd.                                        0 shares
                  Johnson Matthey America Holdings Limited                                 0 shares
                  Johnson Matthey Holdings, Inc.                                           0 shares
                  Johnson Matthey Investments, Inc.                                        0 shares
                  Johnson Matthey Pharmaceutical Materials, Inc.                           0 shares
                  Pharm-Eco Laboratories, Inc.                                             0 shares

                  (iv)     shared power to dispose or to direct the disposition of:

                  Johnson Matthey Public Limited Company                                423,750 shares
                  Matthey Holdings Limited                                              423,750 shares
                  Matthey Finance Ltd.                                                  423,750 shares
                  Johnson Matthey Investments, Ltd.                                     423,750 shares
                  Johnson Matthey America Holdings Limited                              423,750 shares
                  Johnson Matthey Holdings, Inc.                                        423,750 shares
                  Johnson Matthey Investments, Inc.                                     423,750 shares
                  Johnson Matthey Pharmaceutical Materials, Inc.                        423,750 shares
                  Pharm-Eco Laboratories, Inc.                                          423,750 shares

Item 5.  Ownership of Five Percent or Less of a Class

                  Not applicable.

Item 6.  Ownership of More that Five Percent on Behalf of Another Person

                  Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

                  Not applicable.

Item 8.  Identification and Classification of Members of the Group

                  The reporting persons are filing this Schedule as a "group" pursuant to Rules 13d-1(k)(1) and 13d-1(c) of the Securities Exchange Act of 1934. As required, attached is an exhibit listing of the members of the group. The reporting persons are not, however, part of a "group" as defined in Rule 13d-1(b)(ii)(J).

CUSIP No. 452519 10 1                                              Page 16 of 21



Item 9.  Notice of Dissolution of Group

                  Not applicable.

Item 10. Certification

                  By signing below we each certify that, to the best of our knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURES

         After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

                          Johnson Matthey Public Limited Company

                          By:        /s/ D. W. MORGAN
                                     ------------------------------------------
                          Name:      David Morgan
                                     ------------------------------------------
                          Title:     Director
                                     ------------------------------------------

                          Matthey Holdings Limited

                          By:        /s/ D. W. MORGAN
                                     ------------------------------------------
                          Name:      David Morgan
                                     ------------------------------------------
                          Title:     Director
                                     ------------------------------------------

                          Matthey Finance Ltd.

                          By:        /s/ D. W. MORGAN
                                     ------------------------------------------
                          Name:      David Morgan
                                     ------------------------------------------
                          Title:     Director
                                     ------------------------------------------

                          Johnson Matthey Investments, Ltd.

                          By:        /s/ D. W. MORGAN
                                     ------------------------------------------
                          Name:      David Morgan
                                     ------------------------------------------
                          Title:     Director
                                     ------------------------------------------

CUSIP No. 452519 10 1                                              Page 17 of 21


                          Johnson Matthey America Holdings Limited

                          By:        /s/ D. W. MORGAN
                                     ------------------------------------------
                          Name:      David Morgan
                                     ------------------------------------------
                          Title:     Director
                                     ------------------------------------------

                          Johnson Matthey Holdings, Inc.

                          By:        /s/ EDWARD H. RAVERT, JR.
                                     ------------------------------------------
                          Name:      Edward H. Ravert, Jr.
                                     ------------------------------------------
                          Title:     Vice President
                                     ------------------------------------------

                          Johnson Matthey Investments, Inc.

                          By:        /s/ EDWARD H. RAVERT, JR.
                                     ------------------------------------------
                          Name:      Edward H. Ravert, Jr.
                                     ------------------------------------------
                          Title:     Vice President
                                     ------------------------------------------

                          Johnson Matthey Pharmaceutical Materials, Inc.

                          By:        /s/ ROBERT M. TALLEY
                                     ------------------------------------------
                          Name:      Robert M. Talley
                                     ------------------------------------------
                          Title:     Vice President, General Counsel & Secretary
                                     -------------------------------------------

                          Pharm-Eco Laboratories, Inc.

                          By:        /s/ ROBERT M. TALLEY
                                     ------------------------------------------
                          Name:      Robert M. Talley
                                     ------------------------------------------
                          Title:     Vice President, General Counsel & Secretary
                                     -------------------------------------------

CUSIP No. 452519 10 1                                              Page 18 of 21


                                                                       Exhibit A

                  Identity of Group Members Pursuant To Item 8

The members of the group are:

------------------------------------------------ -------------------------------
                       Name                                     Address
------------------------------------------------ -------------------------------
Johnson Matthey Public Limited Company           2-4 Cockspur Street
                                                 Trafalgar Square, London
                                                 SW1Y 5BQ
------------------------------------------------ -------------------------------
Matthey Holdings Limited                         2-4 Cockspur Street
                                                 Trafalgar Square, London
                                                 SW1Y 5BQ
------------------------------------------------ -------------------------------
Matthey Finance Ltd.                             2-4 Cockspur Street
                                                 Trafalgar Square, London
                                                 SW1Y 5BQ
------------------------------------------------ -------------------------------
Johnson Matthey Investments, Ltd.                2-4 Cockspur Street
                                                 Trafalgar Square, London
                                                 SW1Y 5BQ

------------------------------------------------ -------------------------------
Johnson Matthey America Holdings Limited         2-4 Cockspur Street
                                                 Trafalgar Square, London
                                                 SW1Y 5BQ
------------------------------------------------ -------------------------------
Johnson Matthey Holdings, Inc.                   c/o Organization Service Inc.
                                                 103 Springer Building
                                                 3411 Silverside Road
                                                 Wilmington, Delaware 19810
------------------------------------------------ -------------------------------
Johnson Matthey Investments, Inc.                c/o Organization Service Inc.
                                                 103 Springer Building
                                                 3411 Silverside Road
                                                 Wilmington, Delaware 19810
------------------------------------------------ -------------------------------
Johnson Matthey Pharmaceutical Materials, Inc.   c/o Organization Service Inc.
                                                 103 Springer Building
                                                 3411 Silverside Road
                                                 Wilmington, Delaware 19810
------------------------------------------------ -------------------------------
Pharm-Eco Laboratories, Inc.                     460 East Swedesford Road
                                                 Suite 2000
                                                 Wayne, PA  19087
------------------------------------------------ -------------------------------

CUSIP No. 452519 10 1                                              Page 19 of 21


                                                                       Exhibit B

                             JOINT FILING AGREEMENT

         Pursuant to Rule 13-d1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree to the joint filing on behalf of each of them of a
Schedule 13G (including any and all amendments thereto) with respect to the Common Stock of Immtech International, Inc., and further agree that this Agreement shall be included as an Exhibit to such filings.

         The undersigned further agree that each party hereto is responsible for timely filing of such Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such party contained therein, provided that neither party is responsible for the completeness or accuracy of the information concerning the other party, unless such party knows or has reason to believe that such information is inaccurate.

         IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed this 31 day of May, 2001.


                          Johnson Matthey Public Limited Company

                          By:        /s/ D. W. MORGAN
                                     ------------------------------------------
                          Name:      David W. Morgan
                                     ------------------------------------------
                          Title:     Director
                                     ------------------------------------------

                          Matthey Holdings Limited

                          By:        /s/ D. W. MORGAN
                                     ------------------------------------------
                          Name:      David W. Morgan
                                     ------------------------------------------
                          Title:     Director
                                     ------------------------------------------

                          Matthey Finance Ltd.

                          By:        /s/ D. W. MORGAN
                                     ------------------------------------------
                          Name:      David W. Morgan
                                     ------------------------------------------
                          Title:     Director
                                     ------------------------------------------

CUSIP No. 452519 10 1                                              Page 20 of 21


                          Johnson Matthey Investments, Ltd.

                          By:        /s/ D. W. MORGAN
                                     ------------------------------------------
                          Name:      David W. Morgan
                                     ------------------------------------------
                          Title:     Director
                                     ------------------------------------------

                          Johnson Matthey America Holdings Limited

                          By:        /s/ D. W. MORGAN
                                     ------------------------------------------
                          Name:      David W. Morgan
                                     ------------------------------------------
                          Title:     Director
                                     ------------------------------------------

                          Johnson Matthey Holdings, Inc.

                          By:        /s/ EDWARD H. RAVERT, JR.
                                     ------------------------------------------
                          Name:      Edward H. Ravert, Jr.
                                     ------------------------------------------
                          Title:     Vice President
                                     ------------------------------------------

                          Johnson Matthey Investments, Inc.

                          By:        /s/ EDWARD H. RAVERT, JR.
                                     ------------------------------------------
                          Name:      Edward H. Ravert, Jr.
                                     ------------------------------------------
                          Title:     Vice President
                                     ------------------------------------------

                          Johnson Matthey Pharmaceutical Materials, Inc.

                          By:        /s/ ROBERT M. TALLEY
                                     ------------------------------------------
                          Name:      Robert M. Talley
                                     ------------------------------------------
                          Title:     Vice President, General Counsel & Secretary
                                     -------------------------------------------

                          Pharm-Eco Laboratories, Inc.

                          By:        /s/ ROBERT M. TALLEY
                                     ------------------------------------------
                          Name:      Robert M. Talley
                                     ------------------------------------------
                          Title:     Vice President, General Counsel & Secretary
                                     -------------------------------------------